                                                                    EXHIBIT 2.3


                 AMENDMENT NO. 2 TO THE ASSET PURCHASE AGREEMENT

         AMENDMENT NO. 2, dated January 29, 2002 (this "Amendment") to the ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of January 23, 2002, as amended, by and among THE SHAW GROUP INC., a Louisiana corporation (together with its Designee(s), if any, "Buyer"), and THE IT GROUP, INC., a Delaware corporation ("ITG") and the Subsidiaries (as defined in the Agreement) of ITG which are or become signatories to the Agreement (together with ITG, "Sellers").

                                    RECITALS

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement;

         WHEREAS, the Parties to the Agreement previously amended the Agreement on January 24, 2002 pursuant to Amendment No. 1 to the Asset Purchase Agreement;

         WHEREAS, the Parties to the Agreement have determined that it is advisable to further amend the Agreement; and

         WHEREAS, Section 9.12 of the Agreement provides that the Agreement may be amended by execution of a written instrument executed the Parties thereto.

         NOW, THEREFORE, in consideration of the foregoing premises, and the agreements, covenants, representations and warranties contained in the Agreement and herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

1. The definition of "Credit Agreement" contained in Section 1.01 of the Agreement shall be amended and restated in its entirety and shall read as follows:

         "Credit Agreement: that certain post-petition Credit Agreement(s), dated January 25, 2002, as amended and supplemented from time to time, by and among Lender, as lender, and ITG and certain of its Subsidiaries, as borrowers, providing for debtor-in-possession funding under section 364(c) and (d) of the Bankruptcy Code;".

2. Section 8.04(a)(iv)(D) of the Agreement shall be amended and restated in its entirety and shall read as follows:

         "(D) the Buyer Protection and Bidding Procedures Order shall not have been entered by February 12, 2002; or".

3. Except as specifically amended hereby, the terms and provisions of the Agreement shall continue and remain in full force and effect and the valid and binding obligation of the Parties thereto in accordance with its terms. All references in the Agreement (and in any other agreements, documents and instruments entered into in connection therewith) to the "Agreement" shall be deemed for all purposes to refer to the Agreement, as amended by this Amendment.

4. This Amendment may be executed in one or more counterparts, each of which shall be an original, with the same effect as of the signatures hereto and thereto were upon the same instrument.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

THE IT GROUP, INC.                           THE SHAW GROUP INC.



By: /s/ Harry J. Soose                       By: /s/ Gary P. Graphia
    ---------------------------------            -------------------------------
Name:  Harry J. Soose                        Name:  Gary P. Graphia
Title: Chief Financial Officer               Title: Corporate Secretary and
                                                    General Counsel






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